Exhibit 5.1

OPINION OF COUNSEL

May 1, 2019

Trxade Group Inc.

3957 Point Eden Way

Hayward, CA 94545

Re: Resale Registration Statement on Form S-1 for Trxade Group Inc.

Ladies and Gentlemen:

We are acting as special counsel for Trxade Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale of 31,949,712 shares of common stock, par value $.00001 per share, of the Company (the “Common Stock”) for the account of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.	The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

3.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the issuance of the common stock has been duly authorized by the Company and the common stock is validly issued, fully paid and nonassessable.

This opinion is issued in the State of California. By issuing this opinion, Krueger LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of California and (ii) does not consent to the jurisdiction of any state other than the State of California. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of California. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the common stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock.

Very truly yours,

/s/ Krueger LLP
Krueger LLP